Exhibit 4.2

EXECUTION VERSION

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

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6.	Miscellaneous		28
	6.1	Successors and Assigns	28
	6.2	Governing Law	28
	6.3	Counterparts	29
	6.4	Titles and Subtitles	29
	6.5	Notices	29
	6.6	Amendments and Waivers	30
	6.7	Severability	30
	6.8	Aggregation of Stock	30
	6.9	Additional Investors	31
	6.10	Entire Agreement	31
	6.11	Dispute Resolution	31
	6.12	Delays or Omissions	32

Schedule A	-	Schedule of Investors

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 30th day of August, 2019, by and among SpringWorks Therapeutics, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”.

RECITALS

WHEREAS, the Company and certain of the Investors are parties to that certain Investors’ Rights Agreement, dated as of March 29, 2019 (as may be amended and/or restated from time to time, the “Prior Agreement”);

WHEREAS, pursuant to Section 6.6 of the Prior Agreement, subject to certain exceptions, any term of the Prior Agreement may be amended with the written consent of the Company and the holders of a majority of the Series A Preferred Stock and the Series B Preferred Stock then outstanding voting together as a single class on an as-converted basis, (such holders, the “Requisite Parties”);

WHEREAS, the Company and the undersigned Investors, representing the Requisite Parties, possess the authority required under the Prior Agreement, and desire, to amend the Prior Agreement as set forth herein; and

WHEREAS, the Requisite Parties have executed this Agreement, consenting to the amendment and restatement of the Prior Agreement hereby;

NOW, THEREFORE, the parties agree as follows:

1.	Definitions. For purposes of this Agreement:

1.1           “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners (or member thereof) or managing members (or member thereof) of, or shares the same management company (or member thereof) with, such Person. For the avoidance of doubt, “Affiliate” shall include, with respect to any Person that is a limited liability company, a limited partnership or a registered investment company, an entity that is a nominee for a limited liability company, limited partnership, or registered investment company, a fund or entity managed by the same manager or managing member or general partner or management company, investment adviser or by an entity controlling, controlled by, or under common control with such manager or managing member, general partner or management company or investment adviser.

1.2           “Bain” means BCSW LP.

1.3           “Board of Directors” means the board of directors of the Company.

1.4           “Boxer” means Boxer Capital, LLC

1.5           “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on the date hereof (as amended and/or restated, from time to time).

1.6           “Citadel” means Citdael Multi-Strategy Equities Master Fund Ltd.

1.7           “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

1.8           “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in a business competitive with that of the Company’s, but shall not include any financial investment firm or collective investment vehicle (including, without limitation, any private equity fund, venture capital fund or similar vehicle and any Affiliates thereof) that, together with its Affiliates hold less than 20% of the outstanding equity of a Competitor and does not have a right to designate any members of the board of directors of any Competitor. Notwithstanding anything to the contrary provided herein, in no event shall Bain, Boxer, Citadel, Fifth Avenue, HBM Healthcare Investments (Cayman) Ltd., OrbiMed, Pfizer, Perceptive or any of their respective Affiliates be deemed to be a “Competitor” of the Company.

1.9           “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.10         “Debt Financing” means a type of debt financing transaction undertaken for working capital purposes or to fund capital expenditures, such as purchasing equipment or materials. A Debt Financing shall not include (i) any offering of the Company’s convertible debt securities undertaken for any short-term bridge financing preceding a larger equity financing round to which such financing is automatically convertible into; or (ii) any offering of the Company’s debt securities made in conjunction with the entrance by the company into a strategic collaboration or license agreement.

1.11         “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

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1.12         “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.13         “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.14         “Fifth Avenue” shall mean Fifth Avenue Private Equity 15 LLC.

1.15         “FOIA Party” means a Person that, in the reasonable determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

1.16         “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.17         “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.18         “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.19         “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.20         “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.21         “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.22         “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

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1.23         “Junior Series A Preferred Stock” means the Company’s Junior Series A Preferred Stock par value $0.0001.

1.24         “Key Employee” means any executive-level employee of the Company (including, division director and vice president-level positions) as well as any employee of the Company who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Purchase Agreement).

1.25         “LifeArc Group” means LifeArc, its group undertakings and any investment funds in which LifeArc (or its group undertaking) is an investor.

1.26         “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 2,500,000 shares of Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

1.27         “New Securities” means, collectively, equity securities of the Company, other than Exempted Securities (as defined in the Company’s Certificate of Incorporation), whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.28         “OrbiMed” means OrbiMed Private Investments VI, LP.

1.29         “Perceptive” means Perceptive Life Sciences Master Fund, L.P.

1.30         “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.31         “Pfizer” means Pfizer Inc., Pfizer Ventures (US) LLC and any of their respective Affiliates.

1.32         “Preferred Stock” means, collectively, shares of the Company’s Junior Series A Preferred Stock, Series A Preferred Stock, and Series B Preferred Stock.

1.33         “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of any shares of Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above;; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.

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1.34         “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.35         “Required Preferred Directors” means (a) for as long as the directorship to be filled by the Series B Director remains vacant, the approval of a majority of the Series A Directors designated by Pfizer, Inc., Bain and OrbiMed, and (b) if the directorship to be filled by the Series B Director is no longer vacant, the approval of a majority of (i) the Series A Directors and (ii) the Series B Director, voting together as a group.

1.36         “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.

1.37         “Right of First Refusal and Co-Sale Agreement” means that certain Right of First Refusal and Co-Sale Agreement, dated as of the date hereof among the Company, the Investors and certain other stockholders of the Company, as the same may be amended or restated from time to time.

1.38         “SEC” means the Securities and Exchange Commission.

1.39         “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.40         “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.41         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.42         “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

1.43         “Series A Director” has the meaning ascribed to it in the Voting Agreement.

1.44         “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.0001.

1.45         “Series B Director” has the meaning ascribed to it in the Voting Agreement.

1.46         “Series B Preferred Stock” means the shares of the Company’s Series B Preferred Stock par value $0.0001.

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1.47       “Transaction Agreements” means this Agreement, the Purchase Agreement, the Voting Agreement and the Right of First Refusal and Co-Sale Agreement.

1.48        “Voting Agreement” means that certain Voting Agreement, dated as of the date hereof among the Company, the Investors and certain other stockholders of the Company, as the same may be amended or restated from time to time.

2.	Registration Rights. The Company covenants and agrees as follows:

2.1	Demand Registration.

(a)          Form S-1 Demand. If at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of more than twenty percent (20%) of the Registrable Securities then outstanding (the “Required Vote”) that the Company file a Form S-1 registration statement with respect to their Registrable Securities and if the anticipated aggregate offering price, net of Selling Expenses, would exceed five million dollars ($5,000,000), then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(b)          Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least twenty percent (20%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $2 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(c)          Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than seventy-five (75) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such one seventy-five (75) day period other than an Excluded Registration.

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(d)          The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Subsection 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Subsection 2.1(d).

2.2           Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

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2.3	Underwriting Requirements.

(a)          If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders who hold or will hold, as the case may be, any Common Stock then issued or issuable upon conversion of Series A Preferred Stock or Series B Preferred Stock to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting (and in the event of any such reduction of any Common Stock then issued or issuable upon conversion of Series A Preferred Stock or Series B Preferred Stock that are included in the offering, such reduction shall be on a pari passu basis with respect to all holders of such Common Stock then issued or issuable upon conversion of Series A Preferred Stock and Series B Preferred Stock). To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b)          In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, (i) in no event shall the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, (ii) in no event shall the number of Registrable Securities included in the offering be reduced below twenty-five percent (25%) of the total number of securities included in such offering unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering and (iii) in no event shall the number of Registrable Securities held by Holders who hold or will hold Common Stock then issued or issuable upon conversion of any Series A Preferred Stock or Series B Preferred Stock be reduced unless all other Registrable Securities are first entirely excluded from the offering (and in the event of any such reduction of any Common Stock then issued or issuable upon conversion of Series A Preferred Stock or Series B Preferred Stock that are included in the offering, such reduction shall be on a pari passu basis with respect to all holders of such Common Stock then issued or issuable upon conversion of Series A Preferred Stock and Series B Preferred Stock). For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

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(c)          For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4         Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)          prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to ninety (90) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

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(b)          prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)          furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)          use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)          in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)           use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)          provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)          promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

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(i)           notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)           after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5          Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6          Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $75,000 of one counsel for the selling Holders selected by the Holders of a majority of the Registrable Securities to be registered (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsection 2.1(a) or Subsection 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsection 2.1(a) or Subsection 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

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2.7          Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.7.

2.8          Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)          To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)          To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

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(c)          Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.

(d)          To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(d), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

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(e)          Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)          Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9          Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)          make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)          use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)          furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

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2.10        Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Required Vote , enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would provide to such holder the right to include securities in any registration on other than a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Subsection 6.9.

2.11        “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company for its own behalf of shares of its Common Stock in the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days plus such additional period up to eighteen (18) additional days as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 shall apply only to the IPO, shall not apply to (1) the sale of any shares to an underwriter pursuant to an underwriting agreement, (2) the transfer of any securities as a bona fide gift, (3) the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, (4) transfers by will or intestate succession or by operation of law, (5) distributions to current or former partners, members or stockholders of a Holder, or (6) the transfer to Affiliates of the Holder (whether or not such transfer is for consideration); provided, that any such “lock-up” restrictions pursuant to this Subsection 2.11 shall be applicable to the Holders only if all officers and directors are subject to the same restrictions, such restrictions are the same for all Holders,and all stockholders individually, and together with their Affiliates, owning one percent (1%) or more of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. The underwriters in connection with such registration are intended third party beneficiaries of this Subsection 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares (or units) subject to such agreement. The foregoing provisions of this Section 2.11 shall not apply to transactions relating to securities acquired (i) in the IPO or (ii) in open market transactions from and after the IPO.

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2.12        Restrictions on Transfer.

(a)          The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b)          Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.

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(c)          The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless (i) there is in effect a registration statement under the Securities Act covering the proposed transaction or (ii) such sale, pledge or transfer of Restricted Securities is between members of the LifeArc Group, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer, which notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act; whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (1) in any transaction in compliance with SEC Rule 144; (2) in any transaction in which such Holder transfers or distributes Restricted Securities to an Affiliate of such Holder (whether or not any such transfer or distribution is for consideration); (3) a transfer by a Holder that is a partnership, limited liability company or corporation to a partner, limited partner, retired partner, member, retired member or stockholder of a Holder (whether or not any such transfer or distribution is for consideration); (4) a transfer to a charity; (5) a transfer by gift, will or intestate succession of any Holder to his or her spouse or to the siblings, lineal descendants or ancestors of such Holder or his or her spouse; or (6) the transfer by a Holder exercising its co-sale rights under the Right of First Refusal and Co-Sale Agreement; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13       Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of.

(a)          immediately before the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation; and

(b)          the fourth anniversary of the IPO.

3.	Information Rights.

3.1         Delivery of Financial Statements. The Company shall deliver to each Major Investor, provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor:

(a)          as soon as practicable, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Company’s Budget (as defined in Subsection 3.1(c)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year; beginning on January 1, 2019 all such financial statements shall be audited and certified by independent public accountants of regionally or nationally recognized standing selected by the Company and prepared in accordance with GAAP.

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(b)          as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter; beginning on January 1, 2019 all such statements shall be prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)          as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, an operating budget and business plan for the next fiscal year, which includes a forecast of the Company’s revenues, expenses and cash position on a quarterly basis for the next fiscal year (collectively, the “Budget”), which, prior to delivery under this Subsection 3.1, shall be submitted for approval by the Board no later than sixty (60) days before the end of each fiscal year. If the Budget is not so approved, then the immediately prior Budget that was so approved shall remain in effect until a new Budget is so approved;

(d)          as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet and statement of stockholders’ equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).

(e)          as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit any Major Investor to calculate its percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete and correct;

(f)          with respect to the financial statements called for in Subsection 3.1(a), Subsection 3.1(b), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements fairly present the financial condition of the Company and its results of operation for the periods specified therein, and were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Subsection 3.1(b); and

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(g)          such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form reasonably acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2         Inspection. The Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company, it being understood and agreed it being understood and agreed that such form will include provisions substantially similar with respect to level of restrictions as contained in Section 3.4, but expanded to include customary provisions such as injunctive relief) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3         Termination of Information Rights. The covenants set forth in Subsection 3.1 and Subsection 3.2 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

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3.4         Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.4 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.4; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (iv) to any federal, state regulatory agency or self regulatory body that requests or demands such information; or (v) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4.	Rights to Future Stock Issuances.

4.1         Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor (“Investor Beneficial Owners”); provided that each such Affiliate or Investor Beneficial Owner (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, (y) agrees to enter into this Agreement and each of the Voting Agreement and Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any Competitor or FOIA Party shall not be entitled to any rights as a Major Investor under Subsections 3.1, 3.2 and 4.1 hereof).

(a)          The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

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(b)          By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by such Major Investor bears to the total Common Stock of held by all of the Major Investors (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities held by the Major Investors). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

(c)          If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the sixty (60) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.

(d)          The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Company’s Certificate of Incorporation); and (ii) shares of Common Stock issued in the IPO.

(e)          Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Subsection 4.1, the Company may elect to give notice to the Major Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Major Investor shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage-ownership position, calculated as set forth in Subsection 4.1(b) before giving effect to the issuance of such New Securities.

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4.2         Termination. The covenants set forth in Subsections 4.1 and 4.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

4.3         Right of First Negotiation. Perceptive, on behalf of itself and its Affiliates, will have a right of first negotiation (“ROFN”) with respect to any future Debt Financings by the Company, such that prior to entering into any such Debt Financing with any third party, the Company shall promptly notify Perceptive in writing that it may pursue such a potential Debt Financing and Perceptive shall have ten (10) Business Days from the receipt of such notice to provide the Company written notice that it desires to enter into good faith negotiations with the Company regarding the Debt Financing (the “ROFN Option”). If Perceptive does not provide written notice that it is exercising its ROFN Option within such period, then the Company shall have no further obligation with respect to the ROFN Option and shall be free to negotiate and enter into any Debt Financing with any third party.  If Perceptive properly exercises the ROFN Option as described above, then the Parties shall negotiate exclusively, reasonably and in good faith concerning the terms of the Debt Financing for a period of thirty (30) days.  If the parties do not execute an agreement with respect to the Debt Financing within such 30- day period, then the Company shall be free to negotiate and enter into any Debt Financing with any third party; provided that if such third party transaction is, when taken as a whole, materially less favorable to the Company than the terms last offered to the Company by Perspective, then the Company will provide written notice describing and offering Perceptive such Debt Financing for a period of five (5) Business Days (after Perceptive’s receipt of such notice) before entering such Debt Financing with a third party. If Perceptive elects to pursue such Debt Financing, it shall deliver written notice to the Company within such 5 Business Day period, and the parties will proceed to negotiate and finalize definitive agreements.

5.	Additional Covenants.

5.1         Insurance. The Company shall use its best efforts to obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers Directors and Officers liability insurance covering such risks as are adequate and customary for its size and business, and in an amount and on terms and conditions satisfactory to the Board of Directors, including the Required Preferred Directors, and will use its best efforts to cause such insurance policy to be maintained . Notwithstanding any other provision of this Section 5.1 to the contrary, for so long as a Series A Director or a Series B Director is serving on the Board of Directors, the Company shall not cease to maintain a Directors and Officers liability insurance policy in an amount of at least five million dollars ($5,000,000), and the Company shall annually, within one hundred twenty (120) days after the end of each fiscal year of the Company, deliver to the Investors a certification that such a Directors and Officers liability insurance policy remains in effect.

5.2         Employee Agreements. The Company will cause (i) each person now or hereafter employed by it, or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement in the form previously provided to the Investors; and (ii) each Key Employee to enter into a one (1) year noncompetition and nonsolicitation agreement, substantially in the form approved by the Board of Directors, including the Required Preferred Directors, in the form attached hereto as Exhibit A. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of the Board, including the Required Preferred Directors .

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5.3         Employee Stock. Unless otherwise approved by the Board of Directors, including the Required Preferred Directors, all employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Subsection 2.11. Without the prior approval by the Board of Directors, including the Required Preferred Directors, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any stock purchase, stock restriction or option agreement with any existing employee or service provider if such amendment would cause it to be inconsistent with this Subsection 5.3. In addition, unless otherwise approved by the Board of Directors, including the Required Preferred Directors, the Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.4         Matters Requiring Investor Director Approval. The Company hereby covenants and agrees that, for so long as there is a Series A Director or Series B Director, it shall not and the Company shall not cause or permit any subsidiary of the Company to, directly or indirectly, take the following actions without the approval of the Board of Directors and the Required Preferred Directors:

(a)          make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b)          make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors , which shall not, in the aggregate, exceed $100,000;

(c)          guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d)          make any investment inconsistent with any investment policy approved by the Board of Directors;

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(e)          otherwise enter into or be a party to any transaction with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, including without limitation any “management bonus” or similar plan providing payments to employees in connection with a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, except for transactions contemplated by the Transaction Agreements;

(f)          change the principal business of the Company, enter new lines of business, or exit the current line of business;

(g)          sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business;

(h)          enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $250,000; or

(i)          enter into, terminate, or amend any material agreement with any Affiliate.

5.5         Additional Board Approval Matters. The Company hereby further covenants and agrees that, for so long as there is a Series A Director or Series B Director, it shall not and the Company shall not cause or permit any subsidiary of the Company to, directly or indirectly, take the following actions without the approval of no fewer than two thirds of the members of the Board of Directors; provided that (i) for so long as there are eight total members of the Board of Directors, such vote must include the affirmative vote of at least one (1) of the directors designated by OrbiMed and Bain and (ii) for so long as there are nine total members of the Board of Directors, such vote must include the affirmative vote of at least two (2) of the directors designated by OrbiMed, Bain and Perceptive:

(a)          incur any aggregate indebtedness in excess of $500,000 that is not already included in the Budget approved by the Board of Directors, other than trade credit incurred in the ordinary course of business;

(b)          hire, terminate, or change the compensation of any executive officers (including, without limitation, the CEO, CBO, CSO, CFO, COO and CMO), including approving any option grants or stock awards to executive officers;

(c)          approve, on an annual basis, the Company’s Budget or commence any research and/or development program that involves expenditures outside the Budget; or

(d)          amend or adopt any equity incentive plan.

5.6         Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall cause to be established, as soon as practicable after such request, and will maintain, an audit and compensation committee, each of which shall consist solely of non-management directors. Each non-employee director shall be entitled in such person’s discretion to be a member of any committee of the Board of Directors.

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5.7         Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

5.8         Expenses of Counsel. In the event of a transaction which is a Sale of the Company (as defined in the Voting Agreement of even date herewith among the Investors and the Company), the reasonable fees and disbursements of one counsel for the Major Investors selected by the Required Majority (“Investor Counsel”) not to exceed $100,000, in their capacities as stockholders, shall be borne and paid by the Company. At the outset of considering a transaction which, if consummated would constitute a Sale of the Company, the Company shall use its best efforts to obtain the ability to share with the Investor Counsel (and such counsel's clients) the confidential information (including, without limitation, the initial and all subsequent drafts of memoranda of understanding, letters of intent and other transaction documents and related noncompete, employment, consulting and other compensation agreements and plans) pertaining to and memorializing any of the transactions which, individually or when aggregated with others would constitute the Sale of the Company. The Company shall use its best efforts to share (and cause the Company's counsel and investment bankers to share) such materials when distributed to the Company's executives and/or any one or more of the other parties to such transaction(s). In the event that Investor Counsel deems it appropriate, in its reasonable discretion, to enter into a joint defense agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, the Company shall, and shall direct its counsel to, execute and deliver to Investor Counsel and its clients such an agreement in form and substance reasonably acceptable to Investor Counsel. In the event that one or more of the other party or parties to such transactions require the clients of Investor Counsel to enter into a confidentiality agreement and/or joint defense agreement in order to receive such information, then the Company shall share whatever information can be shared without entry into such agreement and shall, at the same time, in good faith work expeditiously to enable Investor Counsel and its clients to negotiate and enter into the appropriate agreement(s) without undue burden to the clients of Investor Counsel.

5.9         Indemnification Matters.

(a)          The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”).  The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company. The Investor Directors and the Investor Inemnitors are intended third party beneficiaries of this Subsection 5.9(a) and shall have the right, power and authority to enforce the provisions of this Subsection 5.9(a) as though they were a party to this Agreement.

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(b)          The Company hereby agrees that upon the appointment of the Seires B Director in accordance with the terms of the Voting Agreement, it will enter into an indemnification agreement with such Series B Director substantially in the form entered into with the other members of the Board.

5.10       Right to Conduct Activities.

(a)          The Company agrees and acknowledges that certain of the Investors are professional investment funds or in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, and invest in numerous enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company. The Company hereby agrees that, (a) to the fullest extent permitted under applicable law, no Investor shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Investor or any Affiliate of such Investor in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of such Investor or any Affiliate of such Investor to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company, and (b) nothing in this Agreement or any other Transaction Agreement or any agreement between the Company or its Affiliates and any Investor or its Affiliates shall preclude or in any way restrict the Investors or their Affiliates from investing or participating in any particular enterprise, whether or not such enterprise has products or services that compete with those of the Company. Further, the Company and each of the Investors acknowledges and agrees that (A) certain of the Investors (or the Affiliates of such Investors) (each, a “Strategic Investor”) may presently have, or may engage in the future in, internal development programs, or may receive information from third parties that relates to, and may develop and commercialize products independently or in cooperation with such third parties, that are similar to or that are directly or indirectly competitive with, the Company’s development programs, products or services and (B) any employee of such Strategic Investor serving on the Board is serving in such capacity at the request, and for the benefit, of the Company. Accordingly, such Strategic Investor’s designation of any individual to the Board (any individual designated to the Board by any Investor is referred to as a “Board Designee”), the service of any Board Designee on the Board, or the exercise by a Strategic Investor of any rights under this Agreement or any other Transaction Agreement or any agreement between the Company or its Affiliates and any Investor or its Affiliates, shall not in any way preclude or restrict such Strategic Investor from conducting any development program, commercializing any product or service or otherwise engaging in any enterprise, whether or not such development program, product, service or enterprise, competes with those of the Company, so long as such activities do not result in a violation of the confidentiality provisions of this Agreement or any other Transaction Agreement or any agreement between the Company or its Affiliates and any Investor or its Affiliates. Nothing herein shall be construed to impose on any Investor or any Board Designee any restriction, duty or obligation other than as expressly set forth herein or therein.

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(b)          The Company hereby agrees and acknowledges that HBM Healthcare Investments (Cayman) Ltd., together with its affiliates, is a professional investment fund, and as such invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, HBM Healthcare Investments (Cayman) Ltd. shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by HBM Healthcare Investments (Cayman) Ltd. in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of HBM Healthcare Investments (Cayman) Ltd. to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement or through participation on the Board of Directors, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

(c)          The Company renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of a Board Designee of either Bain or OrbiMed or their Affiliates and agrees that it shall not take any action, or adopt any resolution, inconsistent with the foregoing.

5.11       FCPA Compliance. The Company shall not, and shall not permit any of its subsidiaries or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents (collectively, “Representatives”) to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. government official, in each case, in violation of the U.S. Foreign Corrupt Practices Act (“FCPA”) or any other applicable anti-bribery or anti-corruption law. The Company shall, and shall cause each of its subsidiaries to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or any of its or their respective Representatives in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company shall, and shall cause each of its subsidiaries to, maintain systems or internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.

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5.12       Termination of Covenants. The covenants set forth in this Section 5, except for Subsections 5.7 – 11, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

6.	Miscellaneous.

6.1         Successors and Assigns. The rights under this Agreement may be assigned in whole or in part (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder or, in the case of LifeArc, an Affiliate or a member of the LifeArc Group; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 5% shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2         Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

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6.3           Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4           Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5           Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, a copy shall also be sent to Kingsley Taft, Esq., Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210, (617) 523-1231 (fax), ktaft@goodwinlaw.com, and if notice is given to Stockholders, a copy shall also be given to Tannenbaum Helpern Syracuse & Hirschtritt LLP, 900 Third Avenue, 13th Floor, New York, NY 10022, Attn: David R. Lallouz. Notwithstanding any of the foregoing, with respect to HBM Healthcare Investments (Cayman) Ltd., only a nationally recognized overnight courier shall be used to effectuate the delivery of any notices pursuant to this Subsection 6.5, and such notice or other communication for purposes of this Agreement shall not be treated as effective or having been given if some other delivery method is utilized; and a copy (which shall not constitute notice) shall also be sent to Cooley LLP, 3175 Hanover Street, Palo Alto, CA 94304, Attention: Mehdi Khodadad, Esq.

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6.6           Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company, the holders of at least a majority of the Series A Preferred Stock then outstanding, and the Series B Preferred Stock then outstanding voting together as a single class on an as-converted basis, provided, however, that this Agreement may not be amended, modified or termination and the observance of any term hereof may not be waived (either generally or in a particular instance and either retroactively or prospectively) with respect to any series of Preferred Stock, without the written consent of the holders of , as applicable, (1) more than 50% of the then outstanding shares of Series B Preferred Stock, with respect to the Series B Preferred Stock; (2) at least 55% of the then outstanding shares of Series A Preferred Stock, with respect to the Series A Preferred Stock; and (3) more than 50% of the then outstanding shares of Junior Series A Preferred Stock, with respect to the Junior Series A Preferred Stock; unless such amendment, modification, termination or waiver applies to all series of Preferred Stock in the same fashion; provided, further, that the Company may in its sole discretion waive compliance with Subsection 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; Notwithstanding the foregoing, (a) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction); (b) Subsections 3.1 and 3.2, Section 4 and any other section of this Agreement applicable to the Major Investors (including this clause (b) of this Subsection 6.6) may not be amended, modified, terminated or waived without the written consent of the holders of at least a majority of the Registrable Securities then outstanding and held by the Major Investors. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Subsection 6.9; and (c) any amendment, modification, termination or waiver of Subection 1.8 that materially and adversely affects the rights of an Investor named therein shall require the consent of such Investor . The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7           Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8           Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

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6.9           Additional Investors. Notwithstanding anything to the contrary contained herein, (i) if the Company issues additional shares of the Company’s Series B Preferred Stock after the date hereof or (ii) shares held by LifeArc are transferred within the LifeArc Group, any purchaser, in the case of (i), or transferee, in the case of (ii), of such shares of Series B Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10         Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, that certain Registration Rights Ageement, dated as of August 18, 2017, by and among the Company and the parties named thereto, shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

6.11         Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Waiver of Jury Trial: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

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Each party will bear its own costs in respect of any disputes arising under this Agreement. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.

6.12         Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPRINGWORKS THERAPEUTICS, INC.

By:	/s/ Saqib Islam

Name:	Saqib Islam

Title:	Chief Executive Officer

Investors:

PFIZER INC.

By:	/s/ Barbara Dalton

Name: Barbara Dalton

Title: Vice President

Signature Page to Series B Investors Rights Agreement

Investors:

PFIZER VENTURES (US) LLC

By:	/s/ Barbara Dalton

Name: Barbara Dalton

Title: President

Signature Page to Series B Investors Rights Agreement

Investors:

BC SW, LP

By:	Bain Capital Life Sciences Investors, LLC its general partner

By:	/s/ Jeff Schwartz
Name: Jeff Schwartz
Title: Managing Director

Signature Page to Series B Investors Rights Agreement

Investors:

ORBIMED PRIVATE INVESTMENTS VI, LP

By:	OrbiMed Capital GP VI LLC,
its General Partner

	By:	OrbiMed Advisors LLC,
its Managing Member

By:	/s/ Carl Gordon
Name: Carl Gordon
Title: Member

INVESTORS RIGHTS AGREEMENT

LIFEARC

By:	/s/ Peter Keen

Name: Peter Keen
Title: Director

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PERCEPTIVE LIFE SCIENCES MASTER FUND, LTD.

By:	/s/ Adam Stone

Name: Adam Stone

Title: CEO

Signature Page to Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BIOTECHNOLOGY VALUE FUND, LP

By:	/s/ Mark Lampert
Name: Mark Lampert
Title: President BVF Inc., General Partner of BVF Partners L.P., itself GP of Biotechnology Value Fund, L.P.

Address:

44 Montgomery Street, 40th Floor
San Francisco, CA 94104

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, CA 94105
Attention: Ryan A. Murr

EIN:	36-3924731

Contact:	James Kratky, CCO

Email:	kratky@bvflp.com

Address for physical delivery of securities:

The Depository Trust Company
570 Washington Boulevard – 5th Floor
Jersey City, NJ 07310
Attn: BNY Mellon Branch Deposit Department

Signature Page to Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BIOTECHNOLOGY VALUE FUND II, LP

By:	/s/ Mark Lampert
Name: Mark Lampert
Title: President BVF Inc., General Partner of BVF Partners L.P., itself GP of Biotechnology Value Fund II, L.P.

Address:

44 Montgomery Street, 40th Floor
San Francisco, CA 94104

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, CA 94105
Attention: Ryan A. Murr

EIN:	94-3341571

Contact:	James Kratky, CCO

Email:	kratky@bvflp.com

Address for physical delivery of securities:

The Depository Trust Company
570 Washington Boulevard – 5th Floor
Jersey City, NJ 07310
Attn: BNY Mellon Branch Deposit Department

Signature Page to Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BIOTECHNOLOGY VALUE TRADING FUND OS, L.P.

By:	/s/ Mark Lampert
Name: Mark Lampert
Title: President BVF Inc., General Partner of BVF Partners L.P., itself sole member of BVF Partners OS Ltd., itself GP of Biotechnology Trading Fund OS, L.P.

Address:

PO Box 309 Ugland House,
Grand Cayman, KY1- 1104,
Cayman Islands

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, CA 94105
Attention: Ryan A. Murr

EIN:	98-1263910

Contact:	James Kratky, CCO

Email:	kratky@bvflp.com

Address for physical delivery of securities:

The Depository Trust Company
570 Washington Boulevard – 5th Floor
Jersey City, NJ 07310
Attn: BNY Mellon Branch Deposit Department

Signature Page to Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MSI BVF SPV, L.L.C.
c/o Magnitude Capital

By:	/s/ Mark Lampert
Name: Mark Lampert
Title: President BVF Inc., itself General Partner of BVF Partners L.P., itself attorney-in-fact for MSI BVF SPV, L.L.C.

Address:

200 Park Avenue, 56th Floor
New York, NY 10166

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, CA 94105
Attention: Ryan A. Murr

EIN:	46-5658235

Contact:	James Kratky, CCO

Email:	kratky@bvflp.com

Address for physical delivery of securities:

BNP Paribas Prime Brokerage, Inc.
787 7th Ave, 8th floor
New York , NY 10019
Attn: Jose A. Nevarez

Signature Page to Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HBM HEALTHCARE INVESTMENTS (CAYMAN) LTD.

By:	/s/ Jean-Marc Lesieur

Name: Jean-Marc Lesieur

Title: Managing Director

Signature Page to Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BOXER CAPITAL, LLC

By:	/s/ Aaron Davis

Name: Aaron Davis

Title: Chief Executive Officer

Signature Page to Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MVA INVESTORS, LLC

By:	/s/ Aaron Davis

Name: Aaron Davis

Title: Chief Executive Officer

Signature Page to Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CITADEL MULTI-STRATEGY EQUITIES MASTER FUND LTD.

By: Citadel Advisors LLC, its portfolio manager

By:	/s/ Noah Goldberg

Name: Noah Goldberg

Title: Authorized Signatory

Signature Page to Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FIFTH AVENUE PRIVATE EQUITY 15 LLC

By:	/s/ Charles D. Bryceland

Name: Charles D. Bryceland

Title: Authorized Signatory

Signature Page to Investor Rights Agreement

Investors:

Summer Beauty Limited

By:	/s/ Jacky Xu

Name:	Jacky Xu

Title:	21/3/2019

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MOUSSERENA, L.P.

By:	/s/ Charles Heilbronn

Name: Charles Heilbronn

Title:	President of Serena Limited General Partner of Mousserena, L.P.

Signature Page to Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SAMSARA BIOCAPITAL, L.P.

By: Samsara BioCapital GP, LLC, General Partner

By:	/s/ Srinivas Akkaraju

Name: Srinivas Akkaraju, MD, PhD
Title: Managing Member

Address: 628 Middlefield Road Palo Alto, CA 94301

Signature Page to Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

By:

On behalf of	Authorised Signatory For and on behalf of The Wellcome Foundation Limited Corporate Director

GLAXO GROUP LIMITED

Signature Page to Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ArrowMark Life Science Fund, LP

By: its General Partner
AMP Life Science GP, LLC

By:	/s/ David Corkins
Name: David Corkins
Title: Managing Member

ArrowMark Fundamental Opportunity Fund, L.P.

By: its General Partner
ArrowMark Partners GP, LLC

By:	/s/ David Corkins
Name: David Corkins
Title: Managing Member

Lookfar Investments, LLC

By:	/s/ David Corkins
Name: David Corkins
Title: Managing Member

CF Ascent LLC

By:	/s/ David Corkins
Name: David Corkins
Title: Managing Member

THB Iron Rose LLC

By: its Investment Adviser
ArrowMark Colorado Holdings LLC

By:	/s/ David Corkins
Name: David Corkins
Title: Managing Member

Iron Horse Investment, LLC

By: its Investment Adviser
ArrowMark Colorado Holdings LLC

By:	/s/ David Corkins
Name: David Corkins
Title: Managing Member

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LAURION CAPITAL MASTER FUND LTD

By: Laurion Capital Management LP
Its: Investment Manager

By:	/s/ Jason Riesel
Name: Jason Riesel
Title: General Counsel and CCO

By:	/s/ Masih Mohebbi
Name: Masih Mohebbi
Title: Chief Financial Officer

Address:

360 Madison Ave, 20th Floor New York, NY 10017 Attn: Jason Riesel E-Mail: compliance@laurioncap.com

Signature Page to Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first written above.

TODD & KAREN WANEK JTWROS

/s/ Todd Wanek
Name: Todd Wanek

/s/ Karen Wanek
Name: Karen Wanek

[Signature Page to Investor Rights Agreement]

SCHEDULE A

Investors

Name and Address:

Pfizer Ventures (US) LLC

c/o Pfizer Inc.

235 East 42nd Street

New York, NY 10017

United States of America

Attention: Barbara Dalton

Email: barbara.dalton@pfizer.com

With a copy to:

Andrew J. Muratore, Esq.

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

United States of America

Email: andrew.j.muratore@pfizer.com

BC SW, LP c/o Bain Capital Life Sciences, LP 200 Clarendon Street Boston, MA 02116 With a copy to: WilmerHale 60 State Street Boston, MA 02109 Attn: Stuart M. Falber, Esq. stuart.falber@wilmerhale.com

OrbiMed Private Investments VI, LP

c/o OrbiMed Advisors LLC

601 Lexington Avenue, 54th Floor

New York, NY 10022

Attention: General Counsel

Tel: 212-739-6400

Email: Legal@OrbiMed.com

With a copy to:

WilmerHale

60 State Street

Boston, MA 02109

Attn: Stuart M. Falber, Esq.

stuart.falber@wilmerhale.com

Perceptive Life Sciences Master Fund, Ltd. 51 Astor Place, 10th floor New York, NY 10003

Biotechnology Value Fund, LP

44 Montgomery Street, 40th Floor

San Francisco, CA 94104

With a copy to (which shall not constitute notice): Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105 Attention: Ryan A. Murr

Biotechnology Value Fund II, LP

44 Montgomery Street, 40th Floor

San Francisco, CA 94104

With a copy to (which shall not constitute notice): Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105 Attention: Ryan A. Murr

Biotechnology Value Trading Fund OS, LP

44 Montgomery Street, 40th Floor

San Francisco, CA 94104

With a copy to (which shall not constitute notice): Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105 Attention: Ryan A. Murr

MSI BVF SPV LLC

44 Montgomery Street, 40th Floor

San Francisco, CA 94104

With a copy to (which shall not constitute notice): Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105 Attention: Ryan A. Murr

HBM Healthcare Investments (Cayman) Ltd. Bundesplatz 1 CH-6300 Zug Switzerland
Boxer Capital, LLC 11682 El Camino Real, Suite 320 San Diego, CA 92130 United States
MVA Investors, LLC 11682 El Camino Real, Suite 320 San Diego, CA 92130 United States
LifeArc Lynton House, 7-12 Tavistock Square London WC1H 9LT
Citadel Multi-Strategy Equities Master Fund Ltd. c/o Citadel Advisors LLC 601 Lexington Avenue New York, New York Attn: Noah Goldberg and Harry Greenbaum CitadelAgreementNotice@citadel.com
Fifth Avenue Private Equity 15 LLC 630 Fifth Avenue New York, NY 100111

Summer Beauty Limited 4003, 40F, Two Exchange Square, Central, Hong Kong
Mousserena, L.P 9 West 57th Street Suite 4605 New York, NY
Samsara BioCapital, L.P. 628 Middlefield Road Palo Alto, CA 94301
ArrowMark Life Science Fund, L.P. 100 Fillmore Street, Suite 325 Denver, Colorado 80206
ArrowMark Fundamental Opportunity Fund, L.P. 100 Fillmore Street, Suite 325 Denver, Colorado 80206
Lookfar Investments, LLC 100 Fillmore Street, Suite 325 Denver, Colorado 80206
CF Ascent LLC 100 Fillmore Street, Suite 325 Denver, Colorado 80206
THB Iron Rose, LLC 100 Fillmore Street, Suite 325 Denver, Colorado 80206
Iron Horse Investments, LLC 100 Fillmore Street, Suite 325 Denver, Colorado 80206
Glaxo Group Limited 980 Great West Road Brentford, TW8 9GS United Kingdom
Laurion Capital Master Fund Ltd. 360 Madison Ave, 20th Floor New York, NY 10017 Attention: Jason Riesel E-mail: compliance@laurioncap.com
Todd & Karen Wanek JWROS 100 North Tampa Street Suite 400 Tampa, FL 33602